UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 8, 2006

Quest Software, Inc.

(Exact name of registrant as specified in its charter)

California	000-26937	33-0231678
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5 Polaris Way, Aliso Viejo, California	92656
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (949) 754-8000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Special Committee of the Board

On May 26, 2006, the Board of Directors of Quest Software, Inc. (“Quest”) formed a special committee comprised solely of independent directors (as determined in accordance with the applicable director independence standards of The NASDAQ National Market and the Securities and Exchange Commission) (the “Special Committee”) to investigate Quest’s historical stock option grant practices and related accounting.

The Board determined that each member of the Special Committee shall receive, as compensation for his service on the Special Committee, $1,500 in cash per day during his service as a member of the Special Committee (in each case payable in fifty percent increments for each half day or portion thereof in which such person reports that he was occupied with matters relating to the Special Committee), which amount shall be paid at such times and in a manner consistent with Quest’s standard payroll practices, and during their service on the Board of Directors and any other committee thereof, each member of the Special Committee shall be compensated in the same amounts and manner and at the same time as the other directors, including reimbursement for reasonable expenses, except that with respect to any stock option (or any other non-cash) portion of such Special Committee members’ director compensation payable on or after May 26, 2006, each such director shall be deemed to have elected cash payment thereof and any such compensation shall be paid in cash while such director is serving on the Special Committee.

Quest and each member of the Special Committee will enter into an Indemnity Agreement in the form attached hereto as Exhibit 99.2 and incorporated herein by reference. The Indemnity Agreement contains provisions that may require Quest, among other things, to indemnify such member against certain liabilities that may arise by reason of his status or service as a director, other than liabilities arising from willful misconduct of a culpable nature, and to advance expenses incurred as a result of any proceeding against him as to which he could be indemnified.

Compensation Arrangements with New Director

The description of the compensation arrangements between Quest and H. John Dirks set forth in Item 5.02 below is hereby incorporated by reference into this Item 1.01.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(d) On June 8, 2006, H. John Dirks was elected to Quest’s Board of Directors to fill a vacancy that had existed since the date of our last Annual Meeting of Shareholders. Mr. Dirks has been appointed to Quest’s Audit Committee and the Special Committee. Mr. Dirks was a partner with PriceWaterhouseCoopers LLP, a major international accounting and consulting firm, from 1979 until his retirement in 2005. The press release issued by Quest on June 14, 2006 announcing the election of Mr. Dirks is attached hereto as exhibit 99.1.

In lieu of the automatic grant of an option to purchase 50,000 shares of Quest Common Stock that Mr. Dirks would otherwise have been entitled to receive pursuant to the terms of the Automatic Option Grant Program under Quest’s 1999 Stock Incentive Plan, as amended (the “1999 Plan”), upon his election to the Board of Directors, Quest’s Board of Directors authorized the payment to Mr. Dirks of cash compensation of up to $50,000. Mr. Dirks will be entitled to receive an annual retainer of $30,000 for serving on Quest’s Board of Directors and, as a member of the Audit Committee, he will receive an additional annual fee of $10,000. Mr. Dirks will also be entitled to receive an option to purchase 15,000 shares of Quest common stock pursuant to the terms of the Automatic Option Grant Program of the 1999 Plan on the date of Quest’s Annual Shareholders Meeting occurring in 2007. Following completion of his service on the Special Committee, Mr. Dirks will be permitted to elect to receive his annual board and committee fees in the form of stock options, in lieu of cash, pursuant to the Director Fee Option Grant Program under the 1999 Plan. Mr. Dirks will be reimbursed for reasonable expenses incurred by him in attending board and committee meetings.

The description of the Indemnity Agreement to be entered into between Quest and Mr. Dirks set forth in Item 1.01 above is hereby incorporated by reference into this Item 5.02.

Item 8.01	Other Events

A purported shareholder derivative action entitled Hodge v. Aronoff, et al. was filed in the Superior Court of the State of California, County of Orange on June 5, 2006. The lawsuit alleges claims against several of Quest’s directors and officers to recover damages allegedly sustained by Quest as a result of alleged breaches of their fiduciary duties in connection with Quest’s option granting processes.

Quest does not intend to issue public updates in the event that additional actions with similar claims are filed, but any material litigation and any material developments will be reported in Quest’s periodic reports filed with the U.S. Securities and Exchange Commission.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press release issued by Quest Software, Inc. on June 14, 2006.

99.2	Form of Indemnity Agreement to be entered into between Quest Software, Inc. and members of the Special Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUEST SOFTWARE, INC.

Date: June 14, 2006	By:	/S/ J. Michael Vaughn
J. Michael Vaughn
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Exhibit Title or Description

99.1	Press release issued by Quest Software, Inc. on June 14, 2006.

99.2	Form of Indemnity Agreement to be entered into between Quest Software, Inc. and members of the Special Committee.